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                                                                   EXHIBIT 10.15

                              SETTLEMENT AGREEMENT

         This settlement agreement (the "Agreement") is made effective as of the ___ day of August, 2003 by and between Danielson Holding Corporation, a Delaware corporation ("DHC") and Michael C. Hagan ("Hagan").

                                    RECITALS

         1. Hagan is the President and Chief Executive Officer of American Commercial Lines LLC ("ACL"), a subsidiary of DHC, and has announced his intention to retire, effective as of October 31, 2003 (the "Retirement Date"), from all offices and other positions with ACL and its affiliated and subsidiary entities, other than Hagan's position as a director of ACL, and to resign, effective as of the date of this Agreement, from its parent entities and from Vessel Leasing LLC.

         2. Hagan is a participant in DHC's 1995 Stock and Incentive Plan (the "Plan"). Hagan also holds shares of restricted DHC stock pursuant to that certain Restricted Stock Agreement between Hagan and DHC dated as of May 29, 2002 ("Restricted Stock Agreement").

         3. Hagan and DHC wish to resolve all outstanding matters between them in a mutually acceptable way.

         NOW THEREFORE, in consideration of the mutual promises contained herein, the parties hereto agree as follows:

         1. Stock Option Agreement. All capitalized, defined terms used in this Section 1 shall have the meanings ascribed to them in the stock option agreement (hereinafter the "Stock Option Agreement") dated as of July 24, 2002, by and between Hagan and DHC.

         (a) Time Vesting Options. The parties acknowledge that 26,250 Time Vesting Options vested on May 29, 2003.

         (b) Other Options. The parties further acknowledge that no EBITDA Options or Compliance Options have vested.

         (c) Termination of Employment. The parties agree that the retirement of Hagan shall be deemed to constitute a termination of employment, as set forth in Section 6 of the Stock Option Agreement. Notwithstanding such termination, DHC hereby agrees to extend for a one (1) year period commencing on the Retirement Date and terminating October 31, 2004 (the "Option Extension Period) during which Hagan is eligible to exercise the Option to purchase the vested Time Vesting Options, at the purchase price set forth in Section 2 of the Stock Option Agreement, with the Option being exerciseable in accordance with all of the relevant terms of the Stock Option Agreement. All Options which have not vested prior to the date hereof are hereby cancelled and no additional Options shall be eligible for vesting following the date hereof.

         2. Restricted Stock Agreement. All capitalized, defined terms used in this Section 2 shall have the meanings ascribed to them in the Restricted Stock Agreement.

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         (a)      Lapse of Restrictions. The parties acknowledge that the
restrictions upon transfer with respect to 30,098 shares of Restricted Stock lapsed on May 29, 2003 and vested with Hagan (the "Vested Restricted Stock") and restrictions upon transfer with respect to 60,195 shares of Restricted Stock remain and are unvested (the "Unvested Restricted Stock") as of the date hereof.

         (b) Termination of Employment. The parties agree that the retirement of Hagan shall be deemed to constitute a termination of employment, as set forth in Section 3 of the Restricted Stock Agreement. Accordingly, pursuant to the Restricted Stock Agreement, as of the Retirement Date, Hagan shall forfeit the Unvested Restricted Stock, and DHC shall pay to Hagan an amount equal to $51,165.70 reflecting the difference between the payment by DHC of $60,195 in consideration of the cancellation of the Unvested Restricted Stock pursuant to Section 3 of the Restricted Stock Agreement less $9,029.30 required to be paid by Hagan (but not previously paid) pursuant to Section 1 of the Restricted Stock Agreement.

         3. Retirement and Resignation. Hagan shall resign, effective as of the Retirement Date from all offices and other positions with ACL's affiliated and subsidiary entities and as of the date of this Agreement from all offices and positions with ACL's parent entities and Vessel Leasing LLC.

         4. Release, Exculpation and Waiver. As used in this Section 4, the terms "Related Parties," and "Claims" shall have the meaning ascribed to such terms in the Mutual Release (the "Mutual Release") dated as of May 29, 2002, to which DHC, Hagan, and multiple other parties are party.

         (a) Release. DHC and Hagan, each for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, by these presents does for itself and for each of its Related Parties (each, a "Releasor" and, collectively, the "Releasors"), hereby expressly, unconditionally, generally, and individually and collectively waive, release, acquit and forever discharge one another and each other, and each of their respective Related Parties (collectively, the "Releasees") from every, any, and all Claims, which Claims against the Releasees, jointly or severally, any Releasor ever had, now has, or hereafter can, shall or may have, for, upon or by reason of any matter, act, failure to act, transaction, event, occurrence, cause, or thing whatsoever from the beginning of the world to the day of the date of this Release (the "Release Date") directly or indirectly relating to or arising out of American Commercial Lines Holdings, LLC ("ACL Holdings"), its wholly-owned subsidiary ACL, and/or ACL's affiliated, parent and subsidiary entities; provided, however, that nothing herein shall release any obligation of DHC or its Related Parties to indemnify its current and former directors, board of representatives members, or officers under its organizational documents, by-laws, employee-indemnification policies, state law, or any other agreement.

         (b) Exculpation. DHC and Hagan and their respective Related Parties hereby exculpate one another and each other and each of their respective Related Parties from, and agree that each shall have and incur no liability to, nor be subject to any right or action by one another for acts, events or occurrences prior to the Release Date which directly or indirectly arise out of or are related to ACL Holdings, ACL and/or ACL's affiliated, parent and subsidiary entities; provided, however, that nothing herein shall exculpate DHC from any obligation to indemnify its

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current and former directors, board of representatives members, or officers under its organizational documents, by-laws, employee-indemnification policies, state law, or any other agreement.

         (c) Waiver. DHC and Hagan intend that this Release be effective as a full and final accord and satisfactory release of each and every matter specifically or generally referred to herein. Each party waives and relinquishes any rights and benefits to the full extent that they may lawfully waive all such rights and benefits pertaining to the subject matter of this Agreement. Each party acknowledges that it is aware that it may later discover facts in addition to or different from those which they now know or believe to be true with respect to the subject matter of this Release, but it is their intention to fully and finally forever settle and release any and all matters, disputes and differences, known and unknown, suspected and unsuspected, which now exist, may later exist or may previously have existed between them, and that in furtherance of this intention, the releases given in this Agreement shall be and remain in effect as full and complete general releases notwithstanding discovery or existence of any such additional or different facts.

         5. Governing Law. This Release shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to any conflicts of law provision that would require the application of the law of any other jurisdiction.

         6. Entire Agreement. This Agreement shall constitute the entire agreement between Hagan and DHC relating to the subject matter hereof, and may not be amended, modified, or supplemented, and no provision hereof may be waived, in whole or in part, without the written agreement of Hagan and DHC.

         7. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the DHC and Hagan.

         8. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         9. No Presumption Against Drafter. Each of the parties has jointly participated in the negotiation and drafting of this Agreement. In the event of any ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the parties and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

         10. Further Assurances. In addition to the provisions of this Agreement, from time to time after the date of this Agreement, the parties hereto shall use all commercially reasonable efforts to execute and deliver such other instruments, documents, certificates, applications or agreements, as the case may be, and take such other reasonable actions as are necessary or desirable to effectuate the intent of this Agreement and to effectively evidence or implement the transactions contemplated under this Agreement.

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         IN WITNESS WHEREOF, and intending to be legally bound, Hagan and DHC have each executed this Agreement, after a due reading of the whole.

                                  MICHAEL C. HAGAN

                                  _________________________________

                                  Dated: __________________________

                                  DANIELSON HOLDING CORPORATION

                                  By: _____________________________
                                      Title:

                                      Dated: ______________________

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